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[Logo of PPG Industries, Inc.]                                        Exhibit 99

PPG Industries, Inc.
Corporate Communications Department
One PPG Place
Pittsburgh, Pennsylvania  15272-0001    USA

News                John S. Ruch  1-412-434-2445 (office)
                                  1-724-452-8834 (home)
                                  ruch@ppg.com

PPG TO ACQUIRE PRC-DESOTO
AEROSPACE SEALANTS & COATINGS

     PITTSBURGH, June 2 -- PPG Industries will acquire coatings and sealants maker PRC-DeSoto International, Inc., of Glendale, Calif. -- formerly Courtaulds Aerospace, Inc. -- from Akzo Nobel N.V. for US$512.5 million. Pending regulatory approval, the transaction should be concluded by the end of July.

     PRC-DeSoto is a global supplier of coatings and sealants for aircraft and sealants for architectural insulating glass units.

     It has manufacturing operations in the United States and Europe, as well as application support centers around the world serving aircraft manufacturers and commercial operators. PRC-DeSoto, with annual sales of about US$240 million, employs about 1,200 people.

     "This acquisition furthers our strategy to invest in core businesses with excellent growth potential and consistent earnings," said Raymond W. LeBoeuf, PPG board chairman and chief executive. "We expect it to make a positive earnings contribution within our first year of ownership.

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     "It will make PPG a leading supplier of coatings and sealants to the world's commercial, general and military airframe producers and operators, and enhance our capabilities in glass sealants as well as coatings application systems," he said. "PPG technologies will reinforce and expand PRC-DeSoto's well-respected product line with water-borne and clear coatings, surface pretreatment products, and chemicals management.

     "Our automotive sealants business should also benefit through cross-overs in product applications, and there are obvious marketing, distribution and certification-process synergies with our aircraft products unit, the world's leading producer of aircraft windshields and windows," LeBoeuf added.

     PRC-DeSoto makes sealants in Glendale, Calif., and Shildon, England; coatings and sealants in Mojave, Calif.; glazing sealants at Gloucester City, N.J., and coatings at Gonfreville, France. Fourteen application support centers in North America, Africa, Asia, Australia and Europe support aircraft maintenance and aftermarket customers, and three more centers are planned.

     PPG is a global leader in automotive, industrial and packaging coatings, continuous-strand fiber glass, flat and fabricated glass, and industrial and specialty chemicals, and a major North American maker of architectural coatings. It employs about 32,000 people; 1998 sales exceeded US$7.5 billion. Coatings has been PPG's largest business segment since 1992.

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Internet: http://www.ppg.com